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                                                                    Exhibit 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 29, 2004, except as to Note 14, for which the date is March 5, 2004 relating to the consolidated financial statements of SS&C Technologies, Inc., which appears in SS&C Technologies, Inc.'s Amendment No. 1 to Annual Report on Form 10-K/A for the year ended December 31, 2003, and of our report dated May 3, 2004 relating to the combined financial statements of OMR Systems Corporation and OMR Systems International, Ltd., which appears in SS&C Technologies, Inc.'s Amendment No. 1 to Current Report on Form 8-K/A filed on May 19, 2004.

/s/ PricewaterhouseCoopers LLP

Hartford, Connecticut
August 10, 2004